Pro Forma Overview Transaction Highlights (Dollars in thousands) (1) Assumes one location closure (2) Based on FMNB’s closing stock price of $13.73 on August 29, 2019 Source: SNL Financial; company documents; loan data excludes deferred loan fees and loans held for sale Pro Forma Loans & Deposits (GAAP) Strengthens FMNB’s presence in the desirable Cleveland suburbs Adds established team of commercial lenders located in metro Cleveland Entry into Geauga County Significant cost saving opportunities Immediately accretive to EPS with minimal tangible book value dilution  Pro Forma Highlights (6/30/19) Locations 421 Assets $2.7 Billion Loans $2.0 Billion Deposits $2.2 Billion Market Cap $399 Million2 Exhibit 99.2

Maple Leaf Financial, Inc. Branch Map Deposit Mix (GAAP) Loan Mix1 (GAAP) Financial Highlights (GAAP) (1) Loan data excludes deferred loan fees and loans held for sale Source: SNL Financial; company documents; data as of 6/30/2019; bank-level NPAs used in asset quality calculation Maple Leaf Locations (2)

Transaction Impact Consideration Consideration: 50% stock and 50% cash Deal Value: $39.6 million1 Price / Tangible Book Value: 120% Core Deposit Premium: 7.4%2 Impact & Assumptions Regulatory / Timing Incremental net income of approximately $2.5 million in 2020 Estimated gross credit mark of $6.0 million Estimated EPS accretion ~3% on a fully-phased in basis TBV dilution earned back in under 2 years (cross over method) Projected IRR in excess of 20% Assumes no revenue synergies Customary regulatory approvals and Maple Leaf shareholder approval Estimated close Q4 2019 / Q1 2020 Based on FMNB’s closing stock price of $13.73 August 29, 2019 Core deposit premium defined as aggregate deal value less Maple Leaf’s tangible common equity divided by Maple Leaf’s deposits less time deposit accounts with balances over $100,000